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                                                                    EXHIBIT 10.9


                            CONTRACT OF AFFREIGHTMENT


         AGREEMENT dated May 31, 2001, between Amerada Hess Corporation, a Delaware corporation, having an office at 1185 Avenue of the Americas, New York, New York, 10036 (herein "Hess") and LEEVAC Marine, Inc., a Louisiana corporation having an office at 414 North Causeway Boulevard, Mandeville, Louisiana 70448 (herein "Owner" or "LMI").


                                    RECITALS:

A. Hess will employ the services of vessels, tugs and barges for the transportation of liquid petroleum products in bulk from and to various coastal and inland waterway locations in the northeastern United States;

B. Owner is willing to furnish the services of vessels, tugs and barges as may be required by Hess from time to time subject to the terms and conditions set forth herein.


                          THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1 - SCOPE OF WORK

A.       1.       Subject to the limitations set forth herein, Owner will
                  transport liquid petroleum products in bulk from and to various coastal and inland waterway locations in the northeastern United States that have historically been serviced by any of Hygrade Operators, Inc., Red Star Towing and Transportation Company and Sheridan Towing, as per Schedule A, as requested by Hess, through the use of Provided
                  Vessels (as defined in Article 3B). Owner will furnish such service to Hess under the terms in this Agreement. Except as otherwise provided in this Agreement, Hess will be obligated to use Owner's services for Hess's waterway transport requirements in the northeastern United States for the term of this Agreement. If, subject to Article 1H, at any time Owner is unable to meet Hess's requirements, under the terms of this Agreement, Hess may procure transportation services elsewhere, subject to a good faith effort to pursue such services at a commercially reasonable rate, and Owner will be responsible for any excess costs above the rates in Schedule A for such procured transportation services, for up to the [Confidential material omitted and filed separately with the Commission] barrels maximum per month; provided that no more than [Confidential material omitted and filed separately with the Commission] barrels per month shall be dirty barrels.

         2. Except in the circumstances provided in Article 1A3 below, if Hess requests transportation of barrels above the [Confidential material omitted and filed separately with the Commission] monthly maximum (or the [Confidential material omitted and filed separately with the Commission] dirty barrel maximum, as applicable), Owner will use

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                  commercially reasonable efforts, subject to Article 1H, to move Hess barrels in vessels owned by Owner, its parent or any affiliate and not otherwise committed at the Schedule A rates. If such owned vessels are not available, above the [Confidential material omitted and filed separately with the Commission] monthly maximum (or the dirty barrel maximum, as applicable), Owner will use commercially reasonable efforts to charter third-party vessels at market rates and on such other terms and conditions as are reasonably satisfactory to Hess and pass the cost through to Hess. If, above the [Confidential material omitted and filed separately with the Commission] monthly maximum (or the dirty barrel maximum, as applicable), Owner is unable to charter third party vessels, or such vessels are either not available at market rates or not acceptable to Hess, it shall not constitute a breach of this Agreement or be counted against Owner for purposes of Article 47A or B. In such event, Hess may procure transportation services elsewhere for such volumes in excess of the monthly maximum. Hess will pay in a timely fashion all invoices of any Provided Vessel chartered in by Owner to move Hess barrels upon receipt of the relevant invoice in accordance with
                  Article 43 and the parties will use their best efforts to reconcile such payments and credit the proper party (Hess or Owner) at the end of each month consistent with the interest otherwise expressed in this Article 1A2 and in Article 1A1. above.

         3. Hess will provide Owner with 60 days' written notice of any permanent new transportation needs that exceed the [Confidential material omitted and filed separately with the Commission] barrels monthly (or the dirty barrel maximum, as applicable). Owner will, within 30 days following receipt of such notice provide Hess with a preliminary indication of Owner's intentions with respect to transporting Hess's additional need and prior to the end of the 60-day notice period, prepare and deliver a written proposal to Hess concerning a means acceptable to Owner to satisfy Hess's new transportation needs or a notice that, despite commercially reasonable efforts, it is unable to make such a proposal. Within 30 days following receipt of Owner's proposal, Hess shall advise Owner in writing of its acceptance or rejection of the proposal. If accepted, Owner will implement the proposal in accordance with its terms. If rejected, Hess may procure transportation services elsewhere for such new needs. If, despite commercially reasonable efforts, Owner is not able to provide such a proposal to Hess or Hess rejects the proposal, it shall not constitute a breach of this Agreement or be counted against Owner for purposes of Article 47A or B.


B. Hess commits to a [Confidential material omitted and filed separately with the Commission] barrel minimum annual volume for each Contract Year.

         If Hess fails to ship the minimum annual volume for each Contract Year and the failure to ship is not excused by force majeure or by the inability of Owner to furnish necessary vessels to fulfill its obligations, Hess will pay to Owner the deficiency in the number of barrels that Hess has failed to ship multiplied by the


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         factor of [Confidential material omitted and filed separately with the
         Commission] per barrel ("Deficiency Payment"). Those barrels constituting uncontested, paid Dead Freight will be included in the minimum annual volume as if those barrels had been shipped by Hess. Payment of the Deficiency Payment for each Contract Year will be reconciled and paid within 30 days following the end of such Contract Year.

C. Hess will be entitled to an offset against any Deficiency Payment due for an applicable Contract Year in the manner set forth below in this paragraph. To the extent Owner, as a result of increased availability of its owned vessels due to Hess's shortfall in transported volumes, transports in such Contract Year, barrels in the northeastern United States for third parties that were not the result of commercial arrangements existing prior to the time of the decline in transported Hess volumes that resulted in or contributed to Hess's shortfall ("Third Party Volume"), Hess will be entitled to offset the Deficiency Payment by an amount calculated by multiplying $[Confidential material omitted and filed separately with the Commission] times the number determined by subtracting (i) the aggregate of barrels transported for Hess in the northeastern United States in such Contract Year ("Hess Volume") from (ii) the aggregate of Hess Volume in such Contract Year plus Third Party Volume; provided that the number used for purposes of this clause (ii) will not exceed [Confidential material omitted and filed separately with the Commission] barrels.

         Example 1: [Confidential material omitted and filed separately with the Commission]

         Example 2: [Confidential material omitted and filed separately with the Commission]

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D.       1.       In the event of a significant change in business due to an unforeseen event or interruption in business of Hess (for example, a sale or closing of assets constituting all or a substantial portion of a business operation such as retail locations, a terminal or a refinery), Hess will have the option to permanently reduce the required annual minimum barrels to the extent attributable to the event or interruption for the remainder of the term of this Agreement.

         2. Hess will be required to give Owner a ninety (90) day written notice of its intent to permanently reduce the minimum barrels under this Agreement, and in such event, Hess will pay to Owner the Adjustment Fee. Such a notice of reduction, once delivered to Owner, shall be irrevocable. Payment of the Adjustment Fee shall be made as follows: [Confidential material omitted and filed separately with the Commission]% of the Adjustment Fee on the 90th day following written notice, [Confidential material omitted and filed separately with the Commission]% of the Adjustment Fee on the same day of each of the third, sixth and ninth months following the 90th day.

         3. The Adjustment Fee shall be defined as $[Confidential material omitted and filed separately with the Commission] per day times the days remaining under this Agreement following the effective date of the reduction in the minimum, times the percentage reduction (calculated to one decimal place) in the minimum annual barrels provided for in this Agreement.

         4. In the event of a permanent reduction in minimums as contemplated in this Article 1D, the monthly maximum volumes provided for in this Agreement shall be reduced by the same percentage that the minimums are reduced.

E. Owner will make all reasonable efforts to safely navigate in ice and break ice, if necessary. Owner will be compensated for this in accordance with Schedule B. Hess will pay Owner an ice charge equal to the hourly rate in Schedule B, over


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         and above the freight rate, for each hour that a tug and barge unit is operating in ice or is stuck in ice. If Owner requires the services of an assist tug, its costs, as stipulated on Schedule B when breaking ice, will be paid by Hess. All invoices for ice charges are payable in full upon receipt and shall be submitted together with copies of ice logs from each Provided Vessel invoiced, duly signed by the Master of the Provided Vessel. In addition, a copy of the United States Coast Guard's (USCG) daily Ice Report will be provided by Owner when available.

         Whenever possible, Owner will notify Hess prior to commencing any voyage where ice charges and delays are anticipated. Upon receipt of such information, Hess may elect to direct the Provided Vessel to another terminal or port. In such event and if the Provided Vessel is already in transit, then Hess will pay Owner any deviation costs resulting from the change in destination.

F. For the stub period commencing June 1, 2001, the minimum volumes shall be [Confidential material omitted and filed separately with the Commission], and for purposes of the stub period in 2006, the minimum volumes shall be the average actual volumes for such stub period over the prior 3 years.

G. Owner will coordinate the provision of barge services to Hess in the southeastern United States in exchange for a commission equal to [Confidential material omitted and filed separately with the Commission]% of the freight charges paid by Hess for such barges coordinated by Owner. Owner and Hess agree to establish procedures for the nomination of such barges. Freight charges through December 31, 2001, will be according to the currently existing rate schedule with Vane Brothers shown on Schedule C attached hereto, and thereafter freight charges will be at generally prevailing area rates until such time, if any, as Hess and Vane Brothers or another transportation provider shall negotiate a new schedule of freight charges. Owner's responsibility extends solely to using reasonable commercial efforts to coordinate the barge services and manage the logistics thereof, and Owner will not be responsible for the actual provision of barge services or be liable or penalized in any way if such barge services are not provided. Within 30 days after December 31 of each year of this contract, Hess shall have the right to discontinue the services provided by Owner under this Article 1G, provided Hess provides Owner with written notice within such 30-day period.

H. It is Owner's policy not to haul dirty barrels on single-hull vessels. Owner will only transport dirty barrels on double bottomed or double hulled vessels. In no event will Hess require Owner to use any vessel owned by Owner in contravention of this policy. Owner has time chartered the barge "New Jersey" from Moran at a rate of $[Confidential material omitted and filed separately with the Commission]/day for a one-year period beginning on or around July 1, 2001 to transport Hess dirty barrels. Notwithstanding anything to the contrary contained in this Agreement, Hess will be responsible for the costs of such time charter (or any time charter of an agreed substitute vessel); it being understood that Owner agrees to reimburse Hess at the time charter rate for any days the "New Jersey" (or an agreed upon substitute vessel) is used for non-Hess moves. If, at any time, Hess requires the transport of dirty barrels from any Hess-owned inner berth and Owner has no double bottomed or doubled hulled


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         vessels available and provided the "New Jersey" (or any agreed upon substitute vessel) is moving barrels for Hess' account at that time, Owner will use commercially reasonable efforts to charter appropriate third-party vessels at market rates and on such other terms and conditions as are reasonably satisfactory to Hess and pass the cost through to Hess. If Owner is unable to charter third-party vessels for such inner berth moves, or such vessels are either not available at market rates or not acceptable to Hess, provided the "New Jersey" (or any agreed upon substitute vessel) is moving barrels for Hess' account at that time, it shall not constitute a breach of this Agreement or be counted against Owner for purposes of Article 47A or B.


ARTICLE 2 - PERIOD OF AGREEMENT

The original term of this Agreement will be from the effective date of this Agreement through March 31, 2006. The parties agree to negotiate in good faith to reach acceptable terms and conditions to extend the Agreement past the end of its term by September 30, 2005. If no agreement is reached by such date, each party will be relieved of any further obligation regarding any extension of this Agreement.


ARTICLE 3 - DEFINITIONS

A. "Cargo" means clean or dirty petroleum products, maximum of (3) grades, within a vessel's natural segregations with grades defined as including specific grades of gasoline as separate grades. Additional grades may be carried with single valve segregation with some line admixture.

B "vessel" means any barge or tow, whichever is appropriate. The term "tow" means any combination of tugs and barges with the ability to function as a single unit. "Provided Vessel" means a vessel, owned or chartered by Owner, or its parent or other affiliate, and provided for service under this Agreement.

C. "Terminal" or "Port" means any refinery, terminal or vessel delivering product to or receiving product from Provided Vessels under this Agreement.

D. "All Fast" means that the vessel is safely secured to the dock and that there is unrestricted access to the vessel, including the gangway being down and secured.

E. "Dead Freight" means a charge at the rate specified in Schedule A on the difference between actual volume loaded and minimum volume ordered when actual volume is less than minimum volume ordered.

F. "Contract Year" means (i) the period of time between the effective date of this Agreement and December 31, 2001; (ii) each period of time between January 1


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         and December 31 for the years 2002, 2003, 2004, and 2005; and (iii) the period of time between January 1, 2006 and March 31, 2006.

G. "Master" means any of the master of the vessel, the captain of the vessel or the Owner.

H. "Dirty barrels" means Nos. 4, 5 or 6 oil, vacuum gas oil, slurry and Algerian resid.


ARTICLE 4 - VAPOR PRESSURE

Owner will not be required and shall have no obligation under this Agreement to carry or ship Cargo which has a vapor pressure exceeding [Confidential material omitted and filed separately with the Commission] pounds at [Confidential material omitted and filed separately with the Commission] degrees Fahrenheit as determined by the Reid Method.


ARTICLE 5 - SEAWORTHINESS

Owner warrants that at the commencement of loading (i) each Provided Vessel will be seaworthy, properly manned, equipped and supplied for the voyage, (ii) the cargo tanks, pipelines, and valves of each Provided Vessel will be suitable for the Cargo, and (iii) the pumps and heating coils, if any, of each Provided Vessel will be in good working condition. Owner will, as far as these conditions can be obtained with the exercise of due diligence, further maintain such condition and will use best efforts in the loading, stowage, custody, care and delivery of the Cargo. Owner will provide sufficient towing power including assisting tugs to handle properly and safely any Provided Vessel(s) while both in loaded and light conditions. Owner will use best efforts to maintain the seaworthiness of all Provided Vessels throughout the voyage and Owner and the Provided Vessels will be in compliance with all local, state and federal laws, ordinances and regulations at all times.


ARTICLE 6 - CARGO TANK INSPECTION

Hess or its representative may, before loading, inspect all cargo tanks of each Provided Vessel. Prior to inspection, all Provided Vessel pipeline and manifold valves will be opened in a manner that allows compatible products to collect in single segregated compartments. Owner will inform Hess of prior cargo and the associated general specifications of Cargo(es) last carried by the applicable Provided Vessel. If any tank is found to be unfit for the Cargo by reason of contamination, Hess or its representative may refuse to load Cargo into such tank and the Cargo capacity of the tank will not be included in the Provided Vessel's minimum Cargo. Hess or its representative's failure to inspect will not relieve Owner of any liability for Cargo loss or contamination due to Owner's failure to make the Provided Vessel seaworthy, suitable for the Cargo or free of contamination. No such inspection by Hess or its representative will relieve Owner of any of its obligations under this Agreement.


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ARTICLE 7 - VESSEL CONNECTION CONSTRUCTION

All flanges, fittings, spool pieces and reducers must be of steel construction.


ARTICLE 8 - SAFE BERTH, SHIFTING

A. The loading and discharging berths will be such Terminal, wharf, craft or other place alongside a Provided Vessel, designated by Hess and accessible and ready when the Provided Vessel arrives and at which the Provided Vessel can lie safely afloat (within the specified maximum drafts and the specified minimum water depths) free of all wharfage and dockage dues. All charges at the Terminals for duties, tugs and pilots and mooring masters will be borne by Owner. All charges at the Terminals for line handling, booming and tax on services for Cargo Transfers will be borne by Hess. Hess will not be deemed to warrant the safety of any channel, fairway, anchorage or other waterway used in approaching the designated berth. Hess will not be liable for:

         1. Any loss, damage, injury, or delay to any Provided Vessel resulting from the use of such waterways;

         2. Any damage to Provided Vessels at Hess's facility or any other such facility designated by Hess when such damage is caused by other vessels passing in the waterway unless such damage is a result of improperly maintained Hess facilities.

         Hess will comply with all applicable federal, state and local laws and regulations relating to safe berthing.

B. At Hess's owned or operated Terminals, Hess will furnish Provided Vessels with a berth(s) in order of their arrival, as determined by receipt of Notice of Readiness ("NOR"). Hess or its representative has the right to require a Provided Vessel to shift berth from one safe berth to another safe berth. When such shifting is done for the convenience of Hess or its representative, Hess will pay all pilot, tug, and port expenses incurred in shifting the Provided Vessel, and the time consumed on account of such shifting will count as used laytime. When the shifting is required due to the fault or condition of a Provided Vessel, Owner will pay all expenses incurred in shifting the Provided Vessel, and time consumed on account of such shifting will not count as used laytime, or demurrage if the Provided Vessel is on demurrage.

C. Hess or its representative has the right to instruct the Provided Vessel to vacate its berth if it appears that the Provided Vessel will not, because of disability or any other cause on the part of the Provided Vessel, be able to complete loading or discharge of Cargo within the "allowed laytime"; provided that the Provided Vessel will not be required to vacate a berth unless that berth is needed to


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         accommodate another vessel. In such instance, laytime will be calculated in accordance with Article 17E. The Provided Vessel, after tendering NOR to recommence loading or discharging, will be reberthed in order of its original arrival as determined by the original confirmed receipt of each Provided Vessel or other vessel NOR and laytime will resume upon the Provided Vessel's reberthing. If the Provided Vessel does not vacate the berth within four (4) hours following such instructions, Owner will reimburse Hess, upon demand and receipt of proper supporting documents, for any demurrage claims Hess may be required to pay third parties, which reimbursement by Owner to Hess for the first six hours following the initial four hour period is limited to the demurrage rate on the Provided Vessel and thereafter is limited to the demurrage rate Hess is required to pay to such third parties.

D. If the Master of the Provided Vessel determines that a stand-by tug is required for assistance, and such tug assistance is not required by the Terminal or wharf, all resulting charges for such tug assistance will be for Owner's account. There are currently no standby tugs required in New York Harbor except when loaded barges are at anchorage. In such instance or instances charges for standby tugs will be to Hess' account.


ARTICLE 9 - PUMPING IN AND OUT

Cargo will be pumped into the cargo tanks of the Provided Vessel by Hess (or its supplier) at its expense but at its risk and peril only to the point where the Provided Vessel's hoses are attached to the shipper's lines or if such Provided Vessel's hoses are not used, then to the permanent hose connections on the Provided Vessel receiving the Cargo. Loading will be done as quickly as the Provided Vessel can safely receive the Cargo and within the shore constraints.

Cargo will be pumped out of the cargo tanks by Owner at its expense but at its risk and peril only to the point where the Provided Vessel's hoses are connected to the receiver's lines, or if the Provided Vessel's hoses are not used, then to the permanent hose connections on the Provided Vessel discharging the Cargo. If Hess or receiver requires any of the Cargo to be heated before discharge from a Provided Vessel fitted with heating coils, steam will be furnished by Hess or its designee at Hess's expense unless the Provided Vessel is equipped with its own heating plant.

Owner warrants that each Provided Vessel is capable of discharging its full Cargo by maintaining pressure of [Confidential material omitted and filed separately with the Commission] psi at the Provided Vessel's manifold or within the time specified in Schedule "B," providing shore facilities permit. If the Provided Vessel does not maintain the warranted discharge rate or pressure, the time used discharging in excess of allowed time will not count as used laytime, or as demurrage if the Provided Vessel is on demurrage provided the Provided Vessel's failure to comply with the foregoing warranty was not caused by factors onshore beyond the control of the Provided Vessel.


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ARTICLE 10 - FREIGHT AND TAXES

A. Hess or its authorized representative will furnish Owner, free of cost, copies of Loading Certificates. Freight will be paid on intake quantity, as determined in Article 12.

B. Freight will be earned and payable to Owner under the terms of this Agreement at the rate specified in Schedule A for specific routes and movements, without discount, when Cargo is loaded based on the quantity loaded as determined in Article 12 at the loading location as shown by the Provided Vessel's gauges at load port adjusted by the Provided Vessel's experience factor for the previous five independently inspected loadings (VEF) which determination may be verified by an Independent Certified Petroleum Inspector at Hess' option and expense. In the absence of such Provided Vessel's gauge information, the relevant shore tank gauges as recorded by the associated facility will be used. If shore tank gauges are unavailable, freight will be payable based on an Independent Certified Petroleum Inspector's Report of such quantity.

C. Moves not specified in Schedule A will be determined with reference to the rates and terms as set out in Schedules A and B.

D. Unless otherwise specified and to the extent not prohibited by law, dues, taxes and other charges upon the Provided Vessel (excluding those assessed on the quantity of Cargo loaded or discharged or on the freight) will be paid by Owner and dues, taxes and other charges on the Cargo will be paid by Hess. Hess will be responsible for any charges for the use of any place(s) arranged by Hess solely for the purpose of loading or discharging cargo. However, Owner will be responsible for charges for any such place(s) when used solely for purposes of the Provided Vessel, such as, but not limited to, awaiting Owner's orders, tank cleaning, repairs, before, during or after loading or discharging. If the parties enter into a Use Agreement for Hess's Brooklyn, New York, facility, Owner's tugs and/or barges (without gas bottoms) will be able to lay up at Pier 2.

E. The rates stipulated in Schedules A and B will be fixed for the first Contract Year, with an escalation of [Confidential material omitted and filed separately with the Commission]% in each of the second through sixth Contract Years, to be applied to the then current rates per Schedules A and B.

F. If the operating costs of the Provided Vessels increase or decrease due to the imposition of new taxes or the increase or decrease in existing taxes and fees (exclusive of income taxes); or due to changes in the rules and regulations for the manning and operation of the tow; then the affected party will have the right to a corresponding increase or decrease in Schedule A rates which will directly reflect such increased or decreased costs. The affected party will present its request to the other party in writing together with a detailed line-by-line accounting of its operating costs, if applicable, together with supporting documentation for the new or increased or decreased taxes, fees and/or


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         operating costs and other such documentation as the other party may reasonably request. Hess will have the right to an independent audit of the books and accounts of Owner relating to the expense of Owner to which an increase in Schedule A and B rates is sought. If the Parties agree, the adjustment of Schedule A and B rates will become effective on an agreed date. If the parties cannot agree, the matter may be resolved as set forth in Article 41.

G. Dead Freight shall be payable by Hess on the same terms and conditions as though actually transported.


ARTICLE 11 - FUEL PRICE

Freight rates per barrel as specified in Article 10 are based upon a fuel price of $[Confidential material omitted and filed separately with the Commission] per gallon. The rates will be increased or decreased weekly based on the previous week ending's posting for Mobil Marine Diesel dockside fuel prices at IMTT Bayonne. There will be no adjustment to the per barrel freight rates in Article 10 if the above-referenced price is between $[Confidential material omitted and filed separately with the Commission] and $[Confidential material omitted and filed separately with the Commission] per gallon. Above $[Confidential material omitted and filed separately with the Commission] per gallon, for every $[Confidential material omitted and filed separately with the Commission] per gallon (or part thereof) increase in the contract fuel price, there will be a [Confidential material omitted and filed separately with the Commission]% increase in the per barrel freight rate. Below $[Confidential material omitted and filed separately with the Commission] per gallon, for every $[Confidential material omitted and filed separately with the Commission] per gallon decrease in the contract fuel price (or part thereof), there will be a [Confidential material omitted and filed separately with the Commission]% decrease in the per barrel freight rate. In connection with transportation under this Agreement on third-party vessels chartered by Owner for transportation services below the monthly maximum (or the dirty barrel maximum, as applicable), Owner shall be entitled to pass through to Hess fuel charges from such third party vessels in excess of $[Confidential material omitted and filed separately with the Commission] per gallon for the first [Confidential material omitted and filed separately with the Commission] barrels so moved each month.


ARTICLE 12 - QUANTITY DETERMINATION

In the event that shore tank figures are used as the basis for quantity determination, the quantity loaded and discharged will be determined by properly calibrated meters or, if none, by manual gauging of shore tanks before and after delivery. Shore tanks will not be gauged for custody transfer when the floating roof is in the critical zone. If a shore tank becomes active after the opening gauge and prior to the closing gauges, thereby necessitating measurement adjustments, the volume delivered will be based on the most accurate measurements available as determined by the inspector in consultation with receiving facility personnel. These measurements will recognize receiving tank gauges, other tank or custody transfer meters or volume measurements of the Provided Vessel before and after Cargo transfer adjusted by VEF. All such Provided Vessels' gauges, cargo temperatures and samples will be obtained manually through open hatches where the practice is not prohibited by the Terminal or local, state or federal regulations. The quantity delivered will be reported in barrels (42 U.S. gallons of 231 cubic inches) corrected to 60 degrees Fahrenheit in accordance with the American Petroleum Institute ("API") Manual of Petroleum Measurement Standards or similar standards.


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A.       Delivery by Shore Tank to Provided Vessel:

         Free water as determined by water cuts of the shore tank will be deducted from the total observed volume in the shore tank prior to applying temperature correction factors.

B.       Delivery by Provided Vessel to Shore Tank:

         Total volume received by shore tank corrected to 60 degrees Fahrenheit will be reduced by the amount of free water delivered by the Provided Vessel as determined from water cuts of each Provided Vessel tank.

C.       Delivery by Ship to Provided Vessel:

         Total volume received by the Provided Vessel based on the Provided Vessel's gauges, adjusted for VEF, corrected to 60 degrees Fahrenheit, will be reduced by the amount of free water on the barge prior to loading and as determined by an independent public gauger.

All metering, meter proving, gauging, sampling, temperature measurement, analysis and calculation procedures will be in accordance with the latest applicable chapters of the API Manual of Petroleum Measurements Standards or similar standard in effect at the designated receiving facility.

Each party, at its expense, may have a representative present to witness the measurements and tests required in this Agreement.


ARTICLE 13 - NOMINATION AND ETA

A.       Advance Scheduling Information:

         Each week, Hess will provide to Owner a nonbinding schedule of expected barge movement needs for the following week.

B.       Nomination Procedure:

         Hess will order transportation by giving Owner notice (Nomination Order) specifying the following:

         1. [Confidential material omitted and filed separately with the Commission], Hess will advise preliminary loading and discharging locations and approximate quantity and grade of Cargo to be loaded.

         2. [Confidential material omitted and filed separately with the Commission] hours prior to loading, Hess will fix a 24-hour window loading range, with the expected time of loading, with firm advice on loading/discharging locations and approximate quantity and grade of Cargo to be loaded.

         3. [Confidential material omitted and filed separately with the Commission] before the beginning of the window loading range, Hess will designate time, berth and final loading orders and approximate quantity and grade of Cargo to be loaded.

         4. At any time, Hess may request transportation outside of the nominating procedure. Owner will use its reasonable commercial efforts to provide this transportation, but failure to meet nominating window for this transportation will not count against Owner under Article 47A or B, will not constitute a breach of this Agreement and the Cargo to be transported will not be included in the calculation of the minimum annual volume requirements unless and until the Cargo is transported by Owner.

         Within twenty-four hours of receipt of the Nomination Order, Owner will identify to Hess the Provided Vessel(s) designated to be provided and their last three (3) cargoes.

         Owner may, at its option at any time prior to loading, substitute another vessel for the previously designated Provided Vessel subject to the acceptance of such substitute vessel by Hess.


C.       ETA Clause:

         The Owner will notify the Terminal of the arrival time of each vessel nominated as a Provided Vessel not less than once during each [Confidential material omitted and filed separately with the Commission] period commencing concurrently when NOR is tendered at the final port(s) of call on the previous voyage but not more than [Confidential material omitted and filed separately with the Commission] prior to the estimated time of arrival ("ETA"). The Owner will confirm or amend the ETA approximately [Confidential material omitted and filed separately with the Commission] prior to the arrival time of the Provided Vessel designated to be provided. The Owner will notify the Terminal no less than [Confidential material omitted and filed separately with the Commission] before such Provided Vessel's arrival.

D.       Voyage Cancellation

         1. If Hess cancels a voyage due to failure on the part of Owner to provide the Provided Vessel designated to be provided at the time agreed upon in the Nomination Order, Hess will not be obligated to pay any cancellation fee or demurrage to Owner.

         2. If Hess cancels a voyage prior to [Confidential material omitted and filed separately with the Commission] prior to the Provided Vessel designated to be provided tendering its NOR/Notice of Arrival ("NOA"), Hess will not be obligated to pay any cancellation fee to Owner.

         3. If Hess cancels a voyage within the [Confidential material omitted and filed separately with the Commission] and [Confidential material omitted and filed separately with the Commission] period of Owner's nominated date and time of loading, Hess will be obligated to pay a cancellation fee to Owner in an amount of [Confidential material omitted and filed separately with the Commission] day of [Confidential material omitted and filed separately with the Commission] demurrage for the nominated vessel at the demurrage rate specified in Schedule B of this Agreement.

         4. If Hess cancels a voyage within the [Confidential material omitted and filed separately with the Commission] period of Owner's nominated date and time of loading, Hess will be obligated to pay a cancellation fee to Owner in an amount of [Confidential material omitted and filed separately with the Commission] demurrage for the nominated vessel at the demurrage rate specified in Schedule B of this Agreement.

         5. If the nominated vessel has not given an NOR or NOA, as applicable, to load or if the nominated vessel is not suitable for loading by the designated time, Hess will have the right to cancel the voyage. Otherwise, the Nomination Order will remain in effect.


ARTICLE 14 - NOTICE

A. The Terminal may be notified by radio, letter, telephone, telecopy/rapifax or electronic mail of the ETA of each Provided Vessel designated to be provided not [Confidential material omitted and filed separately with the Commission] prior to such Provided Vessel's expected arrival date. The Terminal will be further notified of scheduled arrival [Confidential material omitted and filed separately with the Commission] and [Confidential material omitted and filed separately with the Commission] in advance of arrival. After the [Confidential material omitted and filed separately with the Commission] notice, the Terminal will be immediately notified when a scheduled arrival time changes by more than [Confidential material omitted and filed separately with the Commission]. Failure to adhere to these ETA notices will result in laytime commencing when such Provided Vessel is made All Fast at the designated berth. The Provided Vessel's log or any other form mutually agreed to by Hess and Owner shall serve as official record of NOA, detailing the date, time and name of Hess's representative who was notified.

B. The Provided Vessel will be required to promptly respond to any Terminal preberthing questions.

C. No later than [Confidential material omitted and filed separately with the Commission], the original ETA will be confirmed by Owner and Hess, or if necessary, the nominated date, time and the Provided Vessel designated to be provided may be amended with the concurrence of both parties.

ARTICLE 15 - VESSEL CLEARANCE

At the time the Terminal is first notified of the Provided Vessel designated to be provided and its last three cargoes, the Terminal will have the right to refuse acceptance of such Provided Vessel if in the facility's reasonable opinion such Provided Vessel is unacceptable. The acceptance or rejection of the nominated vessel by Hess will be confirmed to the Owner within [Confidential material omitted and filed separately with the Commission] after the receipt of Nomination Order. The acceptance of a Provided Vessel designated to be provided will not constitute a continuing acceptance of such Provided Vessel for any subsequent loading or discharge.


ARTICLE 16 - NOTICE OF READINESS (NOR)/NOTICE OF ARRIVAL (NOA)

After the Provided Vessel designated to be provided has arrived at the customary anchorage or other place of waiting and is otherwise ready to receive or discharge Cargo, including having received all clearances and required approvals from local, state or federal agencies, the Owner or his agent will cause NOR/NOA of the Provided Vessel designated to be provided to be tendered to the Terminal by letter, telegraph, telex or telecopy, rapifax, wireless, radio telephone or telephone. The notice will not be given until after the Provided Vessel designated to be provided has received all port clearances. The Terminal will attempt to berth the Provided Vessel designated to be provided on an equal basis with all other vessels arriving at the port to load or discharge in order of rotation determined by receipt of NOR by the Terminal. The NOR/NOA will not constitute an agreement to alter the nominated or scheduled time of the Provided Vessel designated to be provided.


ARTICLE 17 - LAYTIME

A. As detailed below, total laytime will consist of laytime allowed to provide berth (as set forth in Article 17B1 below) and to prepare for loading or unloading, plus the time allowed for loading or unloading, day or night, Saturdays, Sundays and holidays not excepted.

B.       Commencement Of Laytime

         1. Laytime for Provided Vessels designated to be provided tendering NOR within the nominated/scheduled time will commence after receipt of NOR or upon such Provided Vessel being All Fast to the berth, whichever occurs first.

         2. If a Provided Vessel arrives before the latest accepted scheduled time, used laytime will not commence until the scheduled time, unless the Terminal elects to accept the Provided Vessel earlier, in which case used laytime will begin after the Provided Vessel has been made All Fast.

         3. If the Provided Vessel arrives after the original scheduled time or agreed upon rescheduled time, laytime will commence after the Provided Vessel is secured to the dock and been made All Fast. Further, the Terminal may discontinue loading/discharging and order the Provided Vessel out of berth prior to completion of loading/discharging, without liability, so as to meet the Terminal's obligations to accommodate another vessel; provided that such Provided Vessel shall be entitled on a first priority basis to the next available berth. All costs and expenses for such shifting Provided Vessel in and out of berth will be for Hess's account. At its election, Hess may order the Provided Vessel to depart the Terminal where it is taking on barrels with less than the originally nominated quantity of barrels for delivery, in which event Hess shall remain responsible for payment of the applicable Dead Freight. Further, Hess may order the Provided Vessel to depart the Terminal where it is deliverying barrels with a quantity of barrels remaining on board that it was scheduled to deliver at such Terminal, in which event the further transportation of such barrels remaining on board other than for transportation to a berth for loading purposes shall be subject to freight charges on the same terms and conditions as any other barrels transported hereunder.

C. The amount of laytime to load or discharge from Provided Vessels will be as specified in Schedule B.

D.       When discharging, the Provided Vessel will maintain:

         1. A pressure of [Confidential material omitted and filed separately with the Commission] psi at the Provided Vessel's rail, provided the Terminal is capable of receiving at that pressure; or

         2. A rate sufficient to allow the Provided Vessel to discharge completely within the allowed laytime per Schedule "B" less two hours, assuming the Terminal is capable of receiving at such rate.

E. Time consumed due to any of the following will not count as used laytime:

         1. Any delay in the Provided Vessel reaching or departing the berth (including weather delays) caused by any reason or condition not reasonably within the Terminal's control.

         2. Any delay, unless ordered by a regulatory authority, on an inward passage including, but not limited to, awaiting daylight, tide, tugs or pilot, time used on lightering operations, and moving from an anchorage or other waiting place, until the Provided Vessel is All Fast.

         2. Any delay due to the Provided Vessel's condition or breakdown, or other causes attributable to the Provided Vessel, or failure to maintain agreed pumping rates or discharge pressure, or inability of the Provided Vessel's facilities to load or discharge Cargo within the allowed laytime.

         3. Any delay due to prohibition of loading or discharging at any time by Owner or operator of the Provided Vessel or by the port authorities unless the prohibition is caused by the Terminal's failure to comply with applicable laws and regulations.

         4.       Any delay due to bunkering or provisioning of the Provided
                  Vessel.

         5. Any delay due to discharging or shifting of slops, ballast or contaminated Cargo of the Provided Vessel or for any other purpose of the Provided Vessel.

         6. Any delay due to the Provided Vessel's incompatibility with the configuration of the berthing, or other port facilities, including time consumed in making up connections to remedy any incompatibility.

         7. Any delay due to pollution or threat thereof caused by any defect in the Provided Vessel or any act or omission to act by the Master or crew of the Provided Vessel.

         8. Any delay due to the Provided Vessel's violation of the operating or safety regulations of the Terminal, noncompliance with federal or state laws or U.S. Coast Guard or other applicable regulations, or failure to obtain or maintain required certification.

         9. Any delay caused by strike, lockout, stoppage or restraint of labor of Master, Officers or crew of the Provided Vessel or of tugboats or pilots.

         10. Any delay due to the Provided Vessel not being capable of discharging the entire Cargo within the allotted laytime or maintaining the applicable discharge rate while maintaining [Confidential material omitted and filed separately with the Commission] psi at the ship's rail provided shore facilities are capable of receiving at that pressure. Time used for pumping beyond the allowed laytime will not count as used laytime unless the Provided Vessel has maintained [Confidential material omitted and filed separately with the Commission] psi at ship's rail or maintained the applicable discharge rate (except during stripping operations) as specified in Schedule B of this Agreement.

         11. Any delay due to the Provided Vessel awaiting U.S. Coast Guard, Customs and/or Immigration clearance(s) and pratique, if applicable.

F. Used laytime will cease upon disconnection of hoses after all Cargo has been loaded or discharged and the Provided Vessel has been released by the Terminal. The Provided Vessel will vacate its berth expeditiously consistent with safe operating practices (unless permission to remain is expressly granted by the Terminal or refinery). When the Provided Vessel has completed loading or discharging, time awaiting arrival of towboat or any other delay of departure of the Provided Vessel in excess of [Confidential material omitted and filed separately with the Commission] following notice of the request therefor, unless caused by fault or negligence of Hess, will be for Owner's account. Any delays caused by Owner or the Provided Vessel in completing, loading or discharging and expeditiously (not in excess of [Confidential material omitted and filed separately with the Commission] following notice of the request therefor) vacating the berth which results in Hess incurring third party demurrage and additional expenses will be for Owner's account. Hess will notify Owner when it becomes aware that demurrage may be incurred.

G. Laytime Reversibility. The total laytime will be the sum of the laytime allowed at loading Terminal and discharging Terminal.


ARTICLE 18 - SHORE RELEASE CLAUSE

Time spent awaiting the release of the Provided Vessel by shore authorities or Cargo inspector after disconnection of hoses will count as used laytime or demurrage if the Provided Vessel is on demurrage.


ARTICLE 19 - DEMURRAGE

A. Demurrage, if any, will be at the agreed rates provided in Schedule B of this Agreement for the Provided Vessel and will be invoiced on a per voyage basis independent of freight earned. Any dispute relative to demurrage as invoiced will not delay the payment of freight earned as invoiced under this Agreement.

B. Hess will pay demurrage per running hour and pro rata for a part thereof, at the applicable rate specified in Schedule B of this Agreement for all time that used laytime exceeds the allowed laytime. If, however, demurrage is incurred at ports of loading or discharge by reason of fire, explosion, weather, strike, lockout, stoppage, or restraint of labor in or about any Terminal or refinery, owned or controlled supplier or receiver of the Cargo, the rate of demurrage will be reduced [Confidential material omitted and filed separately with the Commission] of the amount per running hour or pro rata for part of any hour for demurrage so incurred. Hess will not be liable for demurrage for delay caused by strike, lockout, stoppage or restraint of labor of the Master, officers and crew of the Provided Vessel or pilots or any other act or condition within Owner's or the Provided Vessel's control.

C. If loading or discharging is terminated prematurely as the result of a force majeure situation used laytime will cease at the time the incident causing the termination of the operation commences.

D. Demurrage claims must be accompanied by such supporting data as may be reasonably requested; e.g. copies of the Provided Vessel's port log signed by the Master, copy of any pump readings, copy of the charter party agreement (if applicable), NOR, laytime statement, copy of carrier's paid invoice (if applicable), or any other agreed form, etc. Neither party subject to this Agreement will be obligated to pay demurrage in excess of the total demurrage amount actually incurred. All claims must be made within [Confidential material omitted and filed separately with the Commission] from the date of the completion of loading or discharge, as applicable, of the Cargo in question. Demurrage claims not received within the [Confidential material omitted and filed separately with the Commission] time frame will be deemed to have been waived.

E. Tug demurrage is not applicable in [Confidential material omitted and filed separately with the Commission]. [Confidential material omitted and filed separately with the Commission] is defined as bounded by the [Confidential material omitted and filed separately with the Commission] on the north, [Confidential material omitted and filed separately with the Commission] on the east and [Confidential material omitted and filed separately with the Commission] on the south.

F. Demurrage charges will be based upon the size of the Provided Vessel as set forth in Schedule B.



ARTICLE 20 - SPECIFIC PORTS AND PLACES

Subject to any changes in U.S. law that would otherwise permit Owner to transit through Cuba, Owner represents and warrants for each voyage, that the Provided Vessel has not called on Cuba in the previous 180 days.


ARTICLE 21 - STATEMENT OF FACTS

Owner will instruct any port agent to release port information to Hess on request and to forward to Hess copies of the Statement of Facts and NOR as soon as possible after the Provided Vessel has completed loading or discharge at the port. No port agents will be required at Hess-owned or operated Terminals.


ARTICLE 22 - CARGO RETENTION

A. IN-TRANSIT LOSS: Owner will not be liable for: (i) nonpumpable cargo not caused by the fault or neglect of Owner, the Provided Vessel, its Masters, Officers, or Crew and (ii) in-transit losses of less than [Confidential material omitted and filed separately with the Commission]% on clean cargoes and [Confidential material omitted and filed separately with the Commission]% on dirty cargoes carried, not caused by the fault or neglect of Owner, the Provided Vessel, its Masters, Officers, or Crew. The determination of any losses that may occur will be based on the agreed barge ullage or innage measurement/gauging at the loading or discharge ports as they may apply.

B. If any Cargo remains on board any Provided Vessel upon completion of discharge, Hess will have the right to deduct from freight payable to Owner or to invoice Owner separately an amount according to the FOB port loading value of the Cargo, plus freight, provided an independent surveyor requested by Hess and appointed by Hess, subject to Owner's reasonable approval, certifies that all such Cargo is liquid and free-flowing and can be reached by the Provided Vessel's pumps and pipes. If such later certification is the case, the time and cost of the survey will be for Owner's account. In all other cases, such time and expense will be for Hess's account. Prior to the inspection for Cargo remaining on board (ROB), all pipeline and manifold valves of the Provided Vessel will be opened in a manner that allows compatible products to collect in single segregated compartments. Owner will not be responsible for any loss or damage arising from inherent defect, quality or vice of the Cargo, nor will Owner be responsible for normal and ordinary variation in measured quantity of Cargo up to [Confidential material omitted and filed separately with the Commission]% on clean cargoes and [Confidential material omitted and filed separately with the Commission]% on dirty cargoes.


ARTICLE 23 - REPRESENTATIVE CLAUSE

Owner will permit Hess representatives aboard any Provided Vessel at loading and discharging port(s) to inspect the Provided Vessel or monitor cargo operations. However, the Master and officers of the Provided Vessel will at all times be responsible for cargo operations.


ARTICLE 24 - QUARANTINE/FUMIGATION

Time lost at any port due to quarantine will not count against laytime or for demurrage unless such quarantine was in force at the time when the port was nominated by Hess.


ARTICLE 25 - TANK CLEANING

Owners will exercise due diligence to ensure that the Provided Vessel presents for loading with its tanks, pumps and pipelines properly cleaned (subject to the last sentence of this Article 25) consistent with industry practice to the satisfaction of any inspector appointed by or on behalf of Hess and ready for loading the Cargo. Any time used to clean tanks, pumps and pipelines to an independent inspector's satisfaction will not count as laytime or, if the Provided Vessel is on demurrage, as demurrage and will, together with any costs incurred in the foregoing operations, be for Owner's account. If Hess requires a barge to be changed from dirty to clean service or from clean to dirty service, the cost of cleaning will be for Hess's account. Hess will continue to permit the loading of No. 2 Oil and No. 2 Diesel over gas bottoms to the extent permitted by law for so long as Hess determines in its reasonable judgment that such practice does not result in an unsafe or unhealthy work environment; provided further, that if Hess makes a determination that such practice can not continue for such reasons, Owner shall have the right to recover additional costs related to such change in practice to the extent permitted under the procedures set forth in Article 10F.


ARTICLE 26 - INERT GAS SYSTEM

All Provided Vessels that are equipped with an inert gas system will keep the system operable at all times during berthing, while at berth and during unberthing. The Master of such a Provided Vessel will provide the Terminal with a signed declaration that the Provided Vessel's inert gas system is operational and that the cargo and slop tanks are inerted. The Master of the Provided Vessel will immediately notify the Terminal if the inert gas system becomes inoperable or if such a Provided Vessel is unable to maintain a positive pressure and/or oxygen content at or below [Confidential material omitted and filed separately with the Commission] percent by volume in the cargo and slop tanks. In addition, such a Provided Vessel will comply with any Terminal guidelines on inert gas systems. None of the Provided Vessels currently has inert gas systems.


ARTICLE 27 - CLOSED CARGO OPERATIONS

Owners undertake that any Provided Vessel so fitted for closed cargo operations complies with, and will be operated for the duration of this Agreement in accordance with the recommendations regarding closed loading and closed discharging operations as set out in the 1996 Edition of ISGOTT as amended.

If the Provided Vessel has closed sampling equipment, the equipment will be used, when appropriate, during this Agreement.


ARTICLE 28 - WHARF DAMAGE

Owner assumes full responsibility for any damage sustained by wharves, berths, or docks owned or maintained by Terminal arising out of the negligent or improper operation of the Provided Vessel, or of any other waterborne craft owned or operated by Owner or being operated by subcontractors of Owner. Owner will defend and indemnify Hess and the Terminal for any claims, losses, costs or expense, incurred by or asserted against Hess or the Terminal for all wharf, berth or dock damages to the extent caused by the negligent or improper operation of the Provided Vessel or by such Provided Vessel's unseaworthiness.


ARTICLE 29 - AGENCY

Owner will appoint, instruct and pay for any agents of a Provided Vessel at all loading and discharging ports and for custom house and other business relating to any such Provided Vessel.


ARTICLE 30 - ASSIST TUGS

All pilotage and assist tugs, except those assist tugs required by any Terminal, will be for Owner's account. Hess does not require assist tugs at its facilities.

ARTICLE 31 - INDEMNIFICATION

Hess will have no obligation or liability for the control, maintenance and operation of the Provided Vessels in the performance of this Agreement; Owner will defend and indemnify (collectively referred to as "Indemnity") Hess, its partners, managers, officers, employees and agents against all suits, actions, claims, expenses, demands and damages, losses or other liabilities (including reasonable attorney's fees and court costs) (collectively referred to as "Liability"), arising from, based upon or relating to such operation, maintenance and control of the Provided Vessels and from Owner's nonperformance or breach of its obligations hereunder; provided, however, the Indemnity will not be provided to the extent the Liability arises from the negligence or willful misconduct of Hess. Owner's indemnification obligations are subject to the limitations set forth in the first sentence of the final paragraph of
Article 36B.

Hess will not be responsible for any admixture and for any leakage, contamination or deterioration incurred on a Provided Vessel as a result of:

A. A material or structural defect in the Provided Vessel at the inception of or during the voyage.

B. Error or fault of the Master, mariners or other servants of Owner during loading, care, and/or discharge of the Cargo.


ARTICLE 32 - INSURANCE

Owner will maintain, at its sole cost, and will require any subcharters it may engage to maintain, at all times while performing under this Agreement, in addition to other customary insurance, the insurance coverage set forth below with companies satisfactory to Hess with full policy limits applying, but not less than as required herein. A certificate evidencing these coverages providing a 30-day written notice of cancellation will be delivered to Hess prior to commencement of this Agreement.

A. Hull and Machinery and War Risk Insurance in an amount of not less than the market value of each Provided Vessel as determined by an agreed upon broker, owned or chartered and used in performing work or rendering services hereunder. Such insurance will be endorsed to include navigation limits sufficient to cover all locations and collision and towers liability with the sistership clause unamended.

B. Owners Protection and Indemnity Insurance as defined and available in the current Rules of the International Group of P&I Clubs with limits of not less than $100,000,000.

C. Owners Pollution Liability Insurance in the amount of not less than $1,000,000,000 placed with a P&I Club which is a member of the International Group of P&I Clubs.

ARTICLE 33 - POLLUTION PREVENTION AND RESPONSIBILITY

A. When an escape or discharge of product occurs from the Terminal, the Terminal will take whatever measures are reasonably necessary to clean up the spill or discharge and to mitigate any pollution damage. If the Terminal does not take adequate measures to clean up and mitigate damage, then the Provided Vessel may, at its option and upon written notice to Terminal, undertake such measures as are reasonable and necessary under the circumstances; and all such reasonably necessary measures so taken will be for the account of Terminal unless, as provided in paragraph B hereof, the spill or discharge is the fault of the Provided Vessel or the Provided Vessel's personnel. The Terminal will comply with and cooperate with all authorized Agencies involved in the remediation of any pollution incident.

B. If an escape or discharge of product occurs from the Provided Vessel and causes or threatens to cause pollution damage, the Provided Vessel will promptly take whatever measures are necessary to prevent or mitigate such damage. The Provided Vessel hereby authorizes the Terminal, or its nominee at the Terminal's option, upon notice to the Provided Vessel, to undertake such measures as are reasonably necessary to prevent or mitigate the pollution damage. The Provided Vessel will comply with and cooperate with all authorized governmental agencies involved in the remediation of any pollution incident. The Terminal or its nominee will keep the Provided Vessel advised of the nature and results of any such measures taken, and if time permits, the nature of the measures intended to be taken. Any of the above measures will be at the Provided Vessel's expense with the right to deduct the costs thereof from moneys as set forth in this Agreement (except to the extent that such escape or discharge was caused by the Terminal), provided that if the Provided Vessel reasonably determines such measures should be discontinued, the Provided Vessel will so notify the Terminal or its nominee and thereafter the Terminal or its nominee will have no right to continue such measures at the Provided Vessel's authority or expense. The preceding sentence will not affect any liability of the Provided Vessel to the Terminal or third parties, including but not limited to governments.

C. The Provided Vessel will comply with the U.S. Federal Water Pollution Control Act, as amended, 33 U.S.C. Sec 1321 et seq., and will have secured and will carry aboard the Provided Vessel a current U.S. Coast Guard Certificate of Financial Responsibility (Water Pollution).

D. During the term of this Agreement, Owner warrants that Owner will comply with all financial capability, responsibility, security or like laws, regulations and other requirements with respect to oil, petroleum products, or other pollution damage applicable to the Provided Vessel emerging, leaving, remaining at or passing through any ports or places or waters in the performance of the Agreement. Owner at its sole risk and expense will make all arrangements by bond, insurance or otherwise and obtain all such certificates or other documentary evidence and take all such other action, as may be necessary, to satisfy such laws, regulations and other requirements. Any delay resulting to the Provided Vessel will not count as used laytime or for demurrage and will be at the risk and for the account of the Owner.


ARTICLE 34 - ENVIRONMENTAL COMPLIANCE

Each Provided Vessel will comply with all applicable local, state, and federal environmental laws, ordinances and regulations while berthed at the Terminal. If a Provided Vessel fails to comply with such laws, ordinances and regulations, the Provided Vessel will be required to leave the Terminal or cease operations. Any Provided Vessel delay time caused by the Provided Vessel's failure to meet such laws, ordinances and regulations will not count as used laytime, or demurrage if the Provided Vessel is on demurrage.


ARTICLE 35 - U.S. COAST GUARD COMPLIANCE

Each Provided Vessel will comply with all applicable U.S. Coast Guard regulations in effect as of the date of such Provided Vessel's berth: Any delay resulting from a Provided Vessel's non-compliance will not count as used laytime, or demurrage if the Provided Vessel is on demurrage.


ARTICLE 36 - BREACH

A. In addition to any breach provisions elsewhere in this Agreement, the occurrence of any of the following events is a breach of this
         Agreement:

         1. Failure of Owner to proceed with or complete its services as provided in this Agreement.

         2. Failure of Hess to proceed with or complete its commitments as provided in this Agreement.

         3. Either party shall commence a voluntary case or other proceeding seeking liquidation, reorganization, rehabilitation or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing, or an involuntary case or proceeding shall be commenced against either party seeking such relief.

         4. [Confidential material omitted and filed separately with the Commission]

         5. Owner fails to maintain the Provided Vessels that are owned by Owner in operating condition or to make available supplies or personnel that are reasonably required for Owner's performance under this Agreement.

         6. Breach of any warranty or representation of this Agreement that has not been cured within a reasonable amount of time.

B. Upon the occurrence of any breach, if the breaching party has not cured such breach within thirty days following receipt of notice of such breach from the nonbreaching party and provided the nonbreaching party is not itself in material breach and the notice is given prior to the earlier of a cure of the breach or 10 days after such nonbreaching party becomes aware of such breach, the nonbreaching party, in addition to all remedies available to the nonbreaching party at law or equity:

         1. May terminate this Agreement immediately by giving written notice of termination to the other party, if the breach is material; or

         2. Shall take such action that is reasonably necessary to remedy the breach or mitigate damages, including hiring another transporter to perform any necessary services, subject to having used good faith effort to obtain such services at commercially reasonable rates.

In the event of a material breach by Owner which has not been cured, Hess must, within thirty (30) days following the end of the cure period with respect to such breach either terminate this Agreement or be deemed to have waived the breach; provided, however, that termination for a breach other than as described in the Article 36A4 or 36A5 shall not limit Hess's rights to seek damages as provided below.

If following a material breach by Owner, Hess, under the terms of this Agreement, has elected to terminate (other than for a breach under Articles 36A4 or 36A5), or Hess has been deemed to have waived the breach but not terminated the Agreement or in the event of a breach by Owner other than a material breach, the maximum amount that may be recovered by Hess is an aggregate amount equal to the additional costs which Hess incurs as a result of any action taken to remedy the breach, including reimbursing Hess for any rates and charges of the substitute transporter that are greater than those of Owner pursuant to this Agreement, for a period of [Confidential material omitted and filed separately with the Commission] days, subject to Hess having used good faith efforts to obtain such substitute transportation at commercially reasonable rates.

With respect to the remedies available under this Agreement, including any indemnification by Owner, the breaching party shall not be responsible for any resulting indirect, incidental, consequential, exemplary, punitive or special damages, including, without limitation, loss of profits or revenues, loss of use of facilities, cost of capital, cost of substitute service except as otherwise provided in this Agreement or downtime, whether or not the breaching party was made aware of such damages or the possibility thereof. Further, with respect to breaches described in Articles 36A4 and 36A5, Hess's sole remedy shall be to terminate this Agreement.


ARTICLE 37 - COGSA AND TITLE TO CARGO:

Except as provided in Article 5. (Seaworthiness) herein, the Carriage of Goods By Sea Act ("COGSA"), 46 U.S.C. Sections 1301-1315, as applied to common carriage, is incorporated in this Agreement by reference. Cargo transported will be in the Owner's care and custody from the time it passes into the Provided Vessel's permanent manifold connection (or Owner furnished reducer or hose) during loading, and until the time it passes out of the Provided Vessel's permanent manifold connection (or Owner furnished reducer or hose) during discharge.


ARTICLE 38 - FORCE MAJEURE

Neither any Provided Vessel, her Master, Owner, nor Hess, will be responsible for any loss or damage to the Provided Vessel or cargo or for any delay to or failure to discharge or deliver the Cargo or for any failure in performing hereunder (except as provided in Article 33) arising or resulting from: act of God; act of war; perils of the seas; act of public enemies, pirates or any assailing thieves; arrest or restraint of princes, rulers or people, or seizure under legal process provided bond is promptly furnished to release the Provided Vessel or Cargo; subject to Article 46, strike or lockout or stoppage or restraint of labor, either partial or general; riot or civil commotion or similar want or occurrence beyond the control of the relevant party. Provided Vessels will have liberty to sail with or without pilots, to tow or to be towed, to go to the assistance of vessels in distress and to deviate for the purpose of saving life or property or for landing any ill or injured person abroad.


ARTICLE 39 - SUBCHARTERING AND ASSIGNMENT

Hess may subcharter or assign this Agreement to any individual or company, but Amerada Hess Corporation will always remain responsible for the fulfillment of this Agreement. Owner may not assign this Agreement or Owner's obligations hereunder without the written consent of Hess which will not be unreasonably withheld provided that if Owner assigns this Agreement to an affiliate, Owner shall remain responsible for the fulfillment of this Agreement.


ARTICLE 40 - APPLICABLE LAW

This agreement and all amendments, waivers and consents hereunder will be governed by and construed in accordance with the internal laws of the state of New York, without regard to conflict of laws principles.

ARTICLE 41 - DISPUTE RESOLUTION

All unsettled disputes in amounts up to [Confidential material omitted and filed separately with the Commission], excluding interest, attorney fees and court costs, will be resolved through binding arbitration in Stamford, Connecticut in accordance with the Commercial Arbitration Rules of the American Arbitration Association before a board of three persons, consisting of one arbitrator to be appointed by Owner, one by Hess, and one by the two chosen. The decision of any two of the three on any point will be final. The arbitrators may grant any relief which they, or a majority of them, deem just and equitable and within the scope of the agreement of the parties, including, specific performance. Awards made under this clause may include costs including a reasonable allowance for attorney's fees. Judgment upon the award may be entered in any court having jurisdiction. A party ("claimant") having a claim in excess of [Confidential material omitted and filed separately with the Commission], excluding interest, attorney fees and court costs, may not cause binding arbitration without the defending parties' consent but may elect to have the claim resolved through litigation commenced in United States District Court in New York. If that Court does not have jurisdiction, the litigation may be commenced in any U.S. state court having jurisdiction.


ARTICLE 42 - DEMISE

Nothing herein contained will be construed as creating a demise of any of the Provided Vessels to Hess.


ARTICLE 43 - INVOICING AND AUDIT

A. 1. Invoices for freight and other charges, except demurrage and ice charges, will be payable net [Confidential material omitted and filed separately with the Commission] business days after receipt, by wire transfer, and demurrage and ice charges will be payable net [Confidential material omitted and filed separately with the Commission] days after receipt of invoice, with proper documentation, by check or wire transfer.

         2. Within 10 days after the end of each month, Owner shall provide Hess with the information set forth on Exhibit I for the month most recently ended. Hess will have 10 days to review such information and dispute, in writing, any of the information as well as the rates charged by Owner on any freight invoices. Owner and Hess will use their commercially reasonable efforts to resolve any disputes within 30 days of Hess' notice. Disputes not settled within such time period will be subject to resolution under Article 41.

B. All sums that become due under this Agreement will be paid by Hess or Owner, as the case may be, in accordance with the above after submission of an itemized invoice to Hess or Owner, as the case may be. If Hess or Owner, as the case may be, objects to any item contained in any non-freight invoice, or to the sufficiency of the documents submitted in support of any such item, Hess will provide Owner or Owner will provide Hess, as the case may be, written explanation outlining disputed charges within 30 days of receipt of invoice. Hess will pay Owner or Owner will pay Hess, as the case may be, that portion of the invoice amount not in dispute, within the above time. Any dispute not settled within 30 days will be subject to resolution under Article 41.


ARTICLE 44 - DRUG AND ALCOHOL POLICY

Owner represents and warrants that it has a policy on drug and alcohol abuse applicable to the Provided Vessels which meets or exceeds the standards contained in the most current/revised edition of the Oil Companies International Marine Forum Guidelines for the Control of Drugs and Alcohol Onboard Ship. Owner further represents and warrants that its policy will remain in effect during the term of this Agreement and that Owner will ensure compliance with the policy.


ARTICLE 45 - CLAIMS TIME BAR

Hess or Owner, as the case may be, will be discharged and released from all liability for any claim for demurrage, deviation or detention which Hess or Owner, as the case may be, may have under this Agreement unless a claim in writing has been presented to Hess or Owner, as the case may be, together with all supporting documentation, within forty-five (45) days of the completion of discharge of the Cargo to which the claim applies.


ARTICLE 46 - LABOR AGREEMENT

[Confidential material omitted and filed separately with the Commission]

ARTICLE 47 - PERFORMANCE GUARANTIES

A. Nominated Orders. Owner warrants that, so long as this Agreement is in effect, including during any cure periods, and subject to the provisions governing monthly maximums set forth herein, a Provided Vessel will arrive at the nominated loading port within the nominated window. Failure to provide a Provided Vessel for the nominated time will void the exclusivity of the Agreement for that move as follows:

         1. Hess will have the right to secure a transporter on its own. Provided Hess has used good faith efforts to obtain such services at commercially reasonable rates, costs in excess of the Schedule A rates will be reimbursed by Owner.

B. Performance Test. Hess will have the right to terminate this Agreement if Owner fails to perform within the nominated windows less than [Confidential material omitted and filed separately with the Commission]% of the nominations. Measurement of Owner's performance under this section will not begin until ninety (90) days after the commencement of this Agreement. Hess will review Owner's performance on a quarterly basis. Any delays caused by Hess will not count against Owner's performance.

C. Pollution Incidents. Any pollution incident aboard any Provided Vessels as a result of Owner's actions or the condition of the Provided Vessels, in excess of [Confidential material omitted and filed separately with the Commission] over the initial term of this Agreement or multiple incidents that total [Confidential material omitted and filed separately with the Commission] or more will give Hess the option to terminate the Agreement. If Hess does not give written notice of termination of this Agreement to Owner within 30 days of its right to terminate accruing, it will lose the right to terminate for any prior incidents, and the accumulation of [Confidential material omitted and filed separately with the Commission] for purposes of this provision will reset to [Confidential material omitted and filed separately with the Commission]. Any notice of termination will give Owner [Confidential material omitted and filed separately with the Commission] days' notice of termination.

D. Cargo Contaminations. If more than one (1) cargo contamination occurs during any calendar quarter, as a result of Owner's actions or the condition of the Provided Vessels, Hess will have the option, in addition to recovering all costs associated with contaminations, to count the contaminated volumes toward the minimums as provided in this Agreement or terminate this Agreement.

E. Weather. Delays in reaching the nominated loading Terminal or arriving at the discharge Terminal resulting from weather conditions that prevent the safe movement of vessels in the affected area of the northeastern United States or enroute to the discharge Terminal as evidenced by the majority of tug and barge units in the affected area of the northeastern United States remaining at berth or anchorage or by direction of U.S. Coast Guard will not count against Owner's performance obligations. Performance obligations in other areas of the northeastern United States not then so affected by the weather will not be subject to the preceding sentence.


ARTICLE 48 - MISCELLANEOUS

A. Entirety of Agreement. This Agreement, any exhibits, schedules or attachments hereto and thereof supersede all prior agreements and undertakings between the parties hereto relating to the subject matter of this Agreement. No course of prior dealings between the parties or their predecessors will be relevant to supplement or explain any terms used herein.

B. Section Headings. The section and clause headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

C. Severability. This Agreement is subject to all applicable federal and state laws and nothing herein is intended to violate any such law. If any clause or provisions of this Agreement is held to be invalid or unenforceable by any court, the invalidity or unenforceability of such clause or provisions will not affect the remaining provisions of this Agreement and this Agreement will be construed and enforced as if such invalid or unenforceable clause or provisions had not been contained in this Agreement.

D. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one instrument.

E. Independent Contractor. Owner is an independent contractor and has the full power and authority to select the means, methods and manner of performing the services herein set forth, including, subject to Article 39, having such work performed by other persons or business entities, and is responsible to Hess only for the results contracted for.

F. Exceeding Maximums. Owner makes no representations or commitments in this Agreement (except for the commitments set forth in Article IA2 and IA3) with respect to third-party owned vessels used to transport volumes for Hess in excess of the then current monthly maximum (or dirty barrel maximum, as applicable) provided such third-party operator has executed a master service agreement acceptable to Hess and Owner.


IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

LEEVAC MARINE, INC.                               AMERADA HESS CORPORATION


By: /s/ CHRISTIAN G. VACCARI                      By: /s/ L.H. ORNSTEIN
   ---------------------------                       ---------------------------
Name: Christian G. Vaccari                        Name: L.H. Ornstein
     -------------------------                         -------------------------
Its: CEO                                          Its: Senior Vice President
    --------------------------                        --------------------------

Witness: /s/ TODD M. HORNBECK                     Witness: /s/ ILLEGIBLE
        ----------------------                            ----------------------

Date: May 31, 2001                                Date: May 31, 2001
     -------------------------                         -------------------------

The undersigned hereby guarantees the obligations and performance of Owner under this Agreement.

                                                HORNBECK-LEEVAC MARINE
                                                SERVICES, INC.


                                                By: /s/ CHRISTIAN G. VACCARI
                                                   ----------------------------
                                                Name:  Christian G. Vaccari
                                                     --------------------------
                                                Its:   CEO
                                                    ---------------------------

                                                Witness: /s/ James O. Harp, Jr.
                                                        -----------------------

                                                Date: May 31, 2001
                                                     --------------------------



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